CAPITAL CORP OF THE WEST
550 West Main Street
P.0. Box 3829
Merced, CA 95344

April 20, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Capital Corp of the West to consider and vote upon (i) a proposal to elect three Class II directors; (ii) a proposal to increase the number of shares of the Company’s common stock available for stock options under the Capital Corp of the West 2002 Stock Option Plan, and (iii) such other business as may properly come before the annual meeting.

The annual meeting will take place on Tuesday, May 22, 2007, at 11:00 a.m., Pacific time, at The Capital Corp of the West, Yosemite Room, Third Floor, at 550 W. Main Street (between M and Canal Streets), Merced, California.

Enclosed is the Corporate Secretary's notice of this annual meeting, a proxy card, the proxy statement describing the proposals, and a return envelope. Also enclosed is a copy of the Capital Corp of the West 2006 annual report to shareholders and Form 10-K.

We encourage you to attend this annual meeting. Whether or not you are able to attend, please complete, date, sign, and return promptly the enclosed proxy card so that your shares will be represented at the annual meeting. You may also vote your shares by utilizing the toll free number listed on the proxy card or via the internet by utilizing the Control Number listed on the proxy card. You may also vote at the annual meeting. If you choose to do so, please bring to the annual meeting a copy of the enclosed proxy card and proof of your identity. Thank you for your interest in Capital Corp of the West and I look forward to seeing you at the annual meeting.

Very truly yours,

Thomas T. Hawker President and Chief Executive Officer

CAPITAL CORP OF THE WEST

Merced, California 95344

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 annual meeting of shareholders of Capital Corp of the West (the “Company”) will be held on Tuesday, May 22, 2007, at 11:00 a.m. Pacific time, at the Company’s Yosemite Room, Third Floor, at 550 W. Main Street (between M and Canal Streets), Merced, California. The annual meeting will be held for the following purposes:

1. To elect three Class II directors;

2. To approve an amendment to the Capital Corp of the West 2002 Stock Option Plan to increase the number of shares of the Company’s common stock available for grants of stock options; and

3. To consider and act upon such other matters as may properly come before such annual meeting or any adjournment thereof.

Holders of the Company’s common stock of record at the close of business on April 2, 2007 are entitled to notice of and to vote at the annual meeting.

YOUR VOTE IS IMPORTANT. Please sign and date the enclosed proxy card and return it promptly in the envelope provided, whether or not you plan to attend the annual meeting. Shareholders of record may vote by utilizing the toll free number 1-800-690-6903 and the "Control Number" listed on the proxy card. Instructions for utilizing the toll free number are listed on the proxy card. You may also vote via the Internet by following the instructions listed on the proxy card. Voting via telephone and Internet will be suspended 24 hours prior to the annual meeting date. This proxy statement is distributed by and the enclosed proxy is solicited on behalf of the Board of Directors of the Company.

This notice and the accompanying proxy statement, copy of the 2006 annual report, proxy card, or voting instruction form and Form 10-K were mailed to you on or about April 20, 2007.

By Order of the Board of Directors,

Denise Butler Vice President and Corporate Secretary

PROXY STATEMENT

CAPITAL CORP OF THE WEST

2007 ANNUAL MEETING OF SHAREHOLDERS
P.O.  Box 3829
550 West Main St.
Merced, CA 95344-1829
(209)725-2269

GENERAL INFORMATION

We are providing you with the proxy statement and a copy of our 2006 annual report, Form 10-K along with either a proxy card or voting instruction form, in connection with the solicitation of proxies by the Board of Directors of Capital Corp of the West to be voted at the 2007 annual meeting of shareholders on Tuesday, May 22, 2007 or any adjournment or postponement of this annual meeting. In this proxy statement, we generally refer to this proxy statement, the 2006 annual report, and the proxy card or voting instruction form as our “proxy materials”. Although we are including a copy of our 2006 annual report with this proxy statement, it should not be considered to be a part of this proxy statement. We intend to start mailing the proxy materials to our shareholders on or about April 20, 2007. This proxy statement contains specific information about the annual meeting and important information for you to consider when deciding how to vote your shares at the annual meeting. Please read this proxy statement carefully.

In this proxy statement the terms “Company,” “CCOW”, "we,” “our,” or “us” all refer to Capital Corp of the West and its subsidiaries. We also refer to the Board of Directors of Capital Corp of the West as the “Board”. The term “Bank” in this proxy statement refers to County Bank, a wholly owned subsidiary of Capital Corp of the West.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

Question:  Why am I receiving these materials?

Answer:  The Board of the Company is providing these proxy materials for you in connection with the Company's 2007 annual meeting of shareholders. As a shareholder, you are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Question:  What information is contained in these materials?

Answer:  The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information. A copy of the 2006 annual report and Form 10-K is also enclosed.

Question:  What shares can I vote?

Answer:  You may vote all shares you owned as of the close of business on April 2, 2007, the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a stockbroker or bank. Shares purchased through the Capital Corp of the West Employee Stock Ownership Plan (“Plan”) for your account are voted by the trustee(s) of the Plan at your direction.

Question:  What is the difference between holding shares as a shareholder of record and a being a beneficial owner?

Answer:  Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record - If your shares are registered directly in your name with the Company's transfer agent (Computershare Investor Services, LLC) you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote by proxy or to vote in person at the annual meeting. The Company has enclosed a proxy card for you to use.

Beneficial Owner - If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. If you wish to vote these shares at the annual meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares on your behalf.

Question:  How can I vote my shares in person at the annual meeting?

Answer:  Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to attend the annual meeting, please bring to the annual meeting the enclosed proxy card and proof of your identity.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name can be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Question:  How can I vote my shares without attending the annual meeting?

Answer:  Whether you hold shares directly as a shareholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting your voting instructions to your broker or nominee. In most instances you will be able to do this by telephone, internet or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet - If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

By Telephone - If you live in the United States or Canada, you may submit your proxy by following the "Vote by Phone" instructions on the proxy card.

By Mail - You may do this by returning your signed proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage pre-paid and addressed envelope. If you provide specific voting instructions on the proxy card, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

Question:  Can I change my vote?

Answer:  You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Also, you may file with the Corporate Secretary of the Company a written notice of revocation at any time before your proxy is exercised at the annual meeting. Attendance at the annual meeting will not cause your previously granted proxy to be automatically revoked unless you specifically so request or unless you vote at the annual meeting. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Your changed voting instructions must be received sufficiently in advance of the annual meeting to allow your vote to be changed.

Question:  How are votes counted?

Answer:  In the election of directors you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees or all of the nominees. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the Board ("FOR" all of the Company's nominees to the Board, and at the discretion of the proxy holders on any other matters that properly come before the annual meeting).

Question:  What does it mean if I receive more than one proxy or voting instruction card?

Answer:  It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive so that all your shares will be represented at the annual meeting.

Question:  Is my vote confidential?

Answer:  Generally proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board.

INFORMATION CONCERNING PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at the 2007 annual meeting of shareholders of the Company and any adjournments or postponements thereof. At the annual meeting, the shareholders of the Company will be asked to (1) elect three Class II directors; (2) to increase the number of shares of the Company’s common stock available for grants of stock options pursuant to the Capital Corp of the West 2002 Stock Option Plan; and (3) act upon such other matters as may properly come before such annual meeting or any adjournment thereof.

Date, Time and Place of Annual Meeting

The annual meeting will be held on Tuesday, May 22, 2007 at 11:00 a.m., Pacific Time, at the Company’s in the Yosemite Room, Third Floor, 550 W. Main Street, (between M and Canal streets), Merced, California.

Record Date and Voting Rights

Only holders of record of the Company’s common stock at the close of business on April 2, 2007 (the "record date") are entitled to notice of the annual meeting and to vote at the annual meeting. At the record date, there were approximately 2,400 shareholders of record and 10,778,000 shares of the Company’s common stock outstanding and entitled to vote. Directors, executive officers and Company sponsored benefit plans of the Company and their affiliates owned beneficially as of the record date an aggregate of approximately 432,000 shares or approximately 4.01% of the outstanding the Company’s common stock (including shares subject to vested options).

Each shareholder is entitled to one vote for each share of common stock he or she owns. In the election of directors, the nominees receiving the greatest number of votes will be elected. Broker non-votes (i.e., shares held by brokers or nominees which are represented at the annual meeting but with respect to which the nominee is not authorized to vote on a particular proposal) will not be counted, except for quorum purposes, and will have no effect on the election of directors.

Voting by Proxy; Revocability of Proxies

Shareholders may use the enclosed proxy card if they are unable to attend the annual meeting in person or wish to have their shares voted by proxy even if they attend the annual meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the annual meeting in accordance with the instructions indicated thereon or, if no direction is indicated, for the election of the Board's nominees as directors and for the approval of the amendment of the Company’s 2002 Stock Option Plan to increase the number of shares of the Company’s common stock available for stock option grants. The execution of a proxy will not affect the right of a shareholder to attend the annual meeting and vote in person. A person who has given a proxy may revoke it at any time before it is exercised at the annual meeting by filing with the Corporate Secretary of the Company a written notice of revocation or a proxy bearing a later date or by attendance at the annual meeting and voting in person. Your changed voting instructions must be received sufficiently in advance of the annual meeting to allow your vote to be changed. Attendance at the annual meeting will not, by itself, revoke a proxy.

Shareholders of record may vote by utilizing the toll free number 1-800-690-6903 and the "Control Number" listed on the proxy card. Instructions for utilizing the toll free number are listed on the proxy card. You may also vote utilizing the Internet by accessing www.proxyvote.com, entering the Control Number and following the simple instructions. Voting via telephone and the Internet will be suspended 24 hours prior to the annual meeting date. We have been advised by counsel that these telephone and Internet voting procedures comply with California law.

Quorum and Adjournments

Fifty percent of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. The annual meeting may be adjourned, even if a quorum is present, by the vote of the holders of a majority of the shares represented at the annual meeting in person or by proxy. In the absence of a quorum at the annual meeting, no other business may be transacted at the annual meeting.
Notice of the adjournment of the annual meeting need not be given if the time and place thereof are announced at the annual meeting, provided that if the adjournment is for more than 45 days, or after the adjournment a new record date is fixed for the adjourned annual meeting, a notice of the adjourned annual meeting shall be given to each shareholder of record entitled to vote at the annual meeting. At an adjourned annual meeting, any business may be transacted which might have been transacted at the original annual meeting.

Solicitation of Proxies

The proxy relating to the annual meeting is being solicited by the Board. The Company will pay the cost of printing and distributing this proxy statement. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, who will not be additionally compensated therefore. The Company will pay the cost of all proxy solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors of the Company may be no less than nine and no more than twelve. The exact number of directors within this range may be changed by action of the Board or the shareholders. The number of directors is currently fixed at ten.

NOMINEES FOR DIRECTOR

The Board is classified into three classes with staggered three-year terms. The three persons named below will be nominated for election as Class II directors to serve until the annual meeting in the year 2010 and until their successors are duly elected and qualified. The three candidates receiving the greatest number of votes will be elected for three-year terms or until they reach the mandatory retirement age of 75.

John D. Fawcett
Thomas T. Hawker
Curtis A. Riggs

If any nominee should become unable or unwilling to serve as a director, the proxies will be voted at the annual meeting for such substitute nominees as shall be designated by the Board. The Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

Recommendation of the Board

YOU ARE URGED TO VOTE “FOR” PROPOSAL ONE

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE CAPITAL CORP OF THE WEST 2002 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANTS OF STOCK OPTIONS

In 2002, shareholders approved the Capital Corp of the West 2002 Stock Option Plan (the “2002 Stock Option Plan”). The 2002 Stock Option Plan is the only stock option plan of the Company under which stock options may be granted. The Company’s predecessor plan, the 1992 Stock Option Plan expired and no further options can be granted under the 1992 Stock Option Plan, though under the 1992 Stock Option Plan, stock options to acquire 173,223 shares currently remain outstanding.

The purpose of the 2002 Stock Option Plan is to encourage officers, employees and directors of the Company to acquire stock in the Company and to provide such persons with an additional incentive to promote the financial success of the Company, thereby creating shareholder value. The 2002 Stock Option Plan authorizes the Company to grant options that qualify as incentive stock options (“ISO”) under the Internal Revenue Code of 1986 and non-qualified stock options (“NQSO”) to officers and employees of the Company. Non-employee directors are only eligible to receive NQSOs under the 2002 Stock Option Plan. To the extent that the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as NQSOs.

The 2002 Stock Option Plan was originally allocated 472,500 shares (adjusted for the 9 for 5 stock split in 2005 and 5% stock dividend in 2003) for stock option grants. In 2004, the Board and shareholders approved an increase in the number of shares available under the 2002 Stock Option Plan for stock option grants in the amount of 495,000 shares (adjusted for the 9 for 5 stock split in 2005) that brought the aggregate total of shares available for stock option grants under the 2002 Stock Option Plan to 967,500. As of the date of this proxy statement, options to purchase 896,010 shares (adjusted for lapsed and cancelled options) have been granted by the Board pursuant to the 2002 Stock Option Plan, of which options for 254,980 shares have been exercised, and options for 641,030 shares remain outstanding and unexercised, leaving only 71,490 shares currently available for future grants of options. The Board, subject to shareholder approval, has approved an amendment to the 2002 Stock Option Plan to increase the maximum number of shares of Company common stock that may be issued pursuant to grants of stock options under the 2002 Stock Option Plan to 1,567,500 to ensure that sufficient options will be available for stock options grants to the Company’s employees, directors and new hires to provide additional incentive to promote the financial success of the Company as it continues its growth. The Board therefore requests that the shareholders authorize the increase of an additional 600,000 shares of Company common stock for stock options grants under the 2002 Stock Option Plan, which would bring the total number of shares available for stock option grants under the 2002 Stock Option Plan to 671,490.

The 71,490 options now authorized under the 2002 Stock Option Plan for future grants are equal to approximately 0.6% of the total number of shares currently outstanding. If this Proposal Two is approved, there would be 671,490 shares available under the 2002 Stock Option Plan for stock option grants which is approximately 6.2% of the Company’s outstanding shares.

Under the 2002 Stock Option Plan, the exercise price of a stock option is not less than the fair market value of a share of the Company’s common stock on the date such option is granted. As of April 2, 2007, the Company’s common stock was reported to close trading at $26.15 per share. Options will expire as specified in the 2002 Stock Option Plan; or on such date as the Compensation Committee may determine at the time the Company grants the options; provided, however, options may not have a term in excess of ten years. Unless the Board terminates the stock option plan earlier, the 2002 Stock Option Plan will terminate April 23, 2012. The Company may not grant any options under the 2002 Stock Option Plan after the termination date, but termination of the 2002 Stock Option Plan will not affect any stock option granted by the Company under the 2002 Stock Option Plan prior to termination.

The 2002 Stock Option Plan is administered by the Compensation Committee whose members are appointed by the Board. The Compensation Committee will have the authority to construe and interpret the 2002 Stock Option Plan; define the terms used therein; prescribe, amend and rescind rules and regulations related to administration of the 2002 Stock Option Plan; select from the eligible class of individuals the persons to whom and the times at which options should be granted, the terms of stock option agreements and the number of shares subject to each option; and make all other determinations necessary or advisable for administration of the 2002 Stock Option Plan. Also, the Compensation Committee may adopt such rules or guidelines as it deems appropriate to implement the 2002 Stock Option Plan. The determinations of the Compensation Committee under the 2002 Stock Option Plan will be final and binding on all persons.

Neither the optionee nor the Company will incur and federal tax consequences as a result of the grant of an option under the 2002 Stock Option Plan. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NQSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of the Company’s common stock on the date of exercise; the Company will be entitled to a business expense deduction for the same amount. In the case of an employee, the option spread at the time an NQSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Company common stock withheld from those purchased under the NQSO. The tax treatment of a disposition of option shares acquired under the 2002 Stock Option Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NQSO. The Company will not be entitled to a deduction in connection with a disposition of ISO option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied.

Generally, the exercise price for granted options is payable in cash. With consent of the Compensation Committee, common stock already owned by the optionee may be permitted as payment for the exercise. These non-cash methods of payment may be permitted if either (i) the stock options to be exercised are NQSOs or (ii) the stock options to be exercised are ISOs and the provisions of the stock option agreement covering such ISOs so permits.

While it is anticipated that future stock option grants will be made to employees, officers, directors of the Company pursuant to the 2002 Stock Option Plan, there is no determinable stock option grant that will be made to any employee, officer or director, except for a stock option grant of 10,000 shares per year to Mr. Hawker during the term of his employment agreement.

Approval of the amendment to the 2002 Stock Option Plan to increase the number of shares that may be issued as stock options under the 2002 Stock Option Plan requires the affirmative vote of a majority of the outstanding shares of common stock represented and voting at the annual meeting.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	679,985	$20.73	223,490
Equity compensation plans not approved by security holders	-	-	-
Total	679,985	$20.73	223,490

Recommendation of the Board

YOU ARE URGED TO VOTE “FOR” PROPOSAL TWO.

INFORMATION REGARDING CURRENT BOARD

The following table provides information with respect to each person that is being nominated and recommended to be elected by the current Board, as well as existing directors of the Company whose terms do not expire at the time of the annual meeting. Reference is made to the section entitled "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership of the nominees.

NAME	CLASS	AGE	DIRECTOR SINCE	BUSINESS EXPERIENCE DURING PAST FIVE YEARS

Dorothy L. Bizzini	I	72	1992	Partner in Atwater/Merced Veterinary Clinic, Inc.; Owner Of Dorothy Lee Apartments.
David X. Bonnar	III	52	2004	Manager of information service group, Community Medical Centers of Central California; Proprietor of The Special Projects Group, a software development company.
Jerry E. Callister	I	64	1991 [1]
Chairman of the Board of the Company and the Bank; President of Callister & Hendricks, Inc., a Professional Law Corporation; Manager, Tioga Properties, LLC; Manager, Tenaya Properties, a General Partnership; Manager, Whitegate Enterprises, LLC.

John D. Fawcett	II	67	2003	Retired professor, California State University Stanislaus.
Curtis R. Grant	III	55	2001	Managing Director, Pacific Resources, Inc., a financial, strategic planning, merger and acquisition advisory firm.
G. Michael Graves	III	64	1991	President and CEO of the Company and CEO of the Bank.
Thomas T. Hawker	II	57	2000	CEO VIA Adventures, a transportation company; CEO Merced Transportation Company, school bus service; Vice President, Carskaddon Enterprises, Inc., a leasing company.
Curtis A. Riggs	II	65	2001	President, Gerald Lee Tahajian, Inc., a professional law corporation.
Gerald L. Tahajian	I	74	1997	Consultant; retired educator; Director of Modesto Irrigation District.
Tom A.L. Van Groningen	III	72	1992	Partner in Atwater/Merced Veterinary Clinic, Inc.; Owner Of Dorothy Lee Apartments.

No family relationships exist among any of the directors or executive officers of the Company. No director or person nominated to become a director is a director of any other public company or registered investment company.

1 Previously served on the Board of Directors from 1977 to 1985.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Board Independence

Each of the members of the Company's Board has been determined by the Board to be independent under the rules of NASDAQ governing the independence of directors, with the exception of Mr. Hawker. Therefore, a majority of the directors are independent as required by the rules of NASDAQ.

Annual Meeting Attendance

All directors are expected to attend each annual meeting of the Company's shareholders, unless attendance is prevented by an emergency. All of the directors who were in office at that time attended the Company's 2006 annual meeting of shareholders.

Contacting the Board

Shareholders may address inquiries to any of the Company's directors or the full Board by writing to:

Corporate Secretary
Capital Corp of the West
P.O. Box 3829
550 West Main Street
Merced CA 95344-1829

All communications are sent directly to each of the directors to whom they are addressed or to the full Board as applicable.

Board Meetings, Board Committees and Attendance

For 2006 the Company’s Board held twelve regularly scheduled meetings. The Company had the following Board Committees in 2006: Governance, Strategic Planning, Director Nomination, Director Loan, Compensation and Audit. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees of the Board on which he or she served (during the period for which they served).

Governance Committee
The primary function of the Governance Committee is to facilitate action during intervals between meetings of the Board; to review and approve Board agendas; to recommend to the Board the membership of Board committees; to meet and interact with the CEO as required. Mr. Callister (Chair), Messrs. Bonnar, Fawcett, Hawker and Riggs are members of the Governance Committee. During 2006 the Governance Committee held a total of twelve meetings.

Strategic Planning Committee

The primary function of the Strategic Planning Committee is to adopt, update and evaluate short term (five-year) and long term (ten-year) strategic plans and goals and monitor the Company’s progress towards those goals. Mr. Grant (Chair), Messrs. Callister, Graves, and Hawker are members of the Strategic Planning Committee. During 2006 the Strategic Planning Committee held six meetings.

Nomination of Directors; Director Nomination Committee

The Company has a Director Nomination Committee. The purpose of this committee is to oversee the search for qualified individuals to serve on the Board and the Bank board of directors and to recommend to the entire Board appropriate replacement(s) when a vacancy(s) occurs on the Board. The committee is comprised of Ms. Bizzini (Chair), Messrs. Graves, Van Groningen and Grant. Each of the members of the Director Nomination Committee is “independent” within the meaning of the listing standards and rules of NASDAQ. The Committee has a charter which can be accessed on the Company's website at the following address: http:/www.ccow.com.

The Company seeks directors who are of high ethical character and have reputations, both personal and professional, which are consistent with the image and core values of the Company. The Director Nomination Committee reviews from time to time the appropriate skills and characteristics required of directors in the context of the current make-up of the Board, including such factors as business experience, diversity, and personal skills in finance, marketing, business, and other areas that are expected to contribute to an effective Board.

The Company will consider director nominees recommended by shareholders who adhere to the following procedure. The Company's Bylaws provide that any shareholder must give written notice to the President of the Company of an intention to nominate a director at a annual meeting of shareholders. The notice must be received 21 days before the annual meeting or 10 days after the date of mailing of notice of the annual meeting, whichever is later. The Bylaws contain additional requirements for nominations. A copy of the requirements is available upon request directed to the President of the Company.

The Company identifies new director candidates from prominent business persons and professionals in the communities it serves. The Director Nomination Committee also has the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. The Company considers nominees of shareholders in the same manner as other nominees. During 2006 the Director Search Committee held six meetings.

Compensation Committee

The purpose of the Compensation Committee is to (i) discharge the Board's responsibilities relating to the compensation of the Company's executive officers, (ii) oversee the administration of the Company's compensation and benefits plans, in particular the incentive compensation and equity-based plans of the Company (and, to the extent appropriate, the significant subsidiaries of the Company) and (iii) prepare the annual report on executive compensation required by the rules and regulations of the SEC to be included in the Company's annual proxy statement. Mr. Van Groningen (Chair), Messrs. Callister, Fawcett, and Riggs are members of the Compensation Committee. The Compensation Committee has a charter which can be accessed on the Company’s website at the following address: http://www.ccow.com.

Audit Committee

Composition. The Audit Committee is comprised of Mr. Graves (Chair), Ms. Bizzini, Messrs. Riggs, Tahajian, and Bonnar. Each member of the Audit Committee is “independent” within the meaning of the listing standards and rules of NASDAQ governing the independence of directors and the independence of audit committee members, including the "audit committee financial expert" discussed below.

Audit Committee Financial Expert. The Board has determined that Messrs. Graves and Tahajian have: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in a connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

Therefore, the Board has determined that Messrs. Graves and Tahajian meet the definition of an "audit committee financial expert" under the rules of the SEC and are "financially sophisticated" under NASDAQ rules. The determination is based on Messrs. Graves’ and Tahajian’s professional and business experience.

Designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Committee Functions. The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal accounting controls;

•	Monitor the independence and performance of the Company’s independent auditors and internal audit services department;

•	Provide an avenue of communication among the independent auditors, management and the internal audit services department; and

•	Review areas of potential significant financial risk to the Company.

Meeting Attendance. The Committee held nine meetings during 2006.

Pre-approval Policies. The Audit Committee reviews and pre-approves all auditing services provided by the Company's independent auditors as well as all non-audit services to be performed by auditors (including any management consulting engagements), unless: (i) the aggregate amount of all non-audit services constitutes not more than 5 percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

In no event may an auditor provide any of the following non-audit services, even with consent of the Audit Committee: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Board determines, by regulation, is impermissible.

If the Audit Committee approves any non-audit service to be performed by the independent auditor, it will be disclosed in a report on Form 10-K, 10-Q or 8-K, as appropriate.

Auditor Fees
	Fiscal Year	Fiscal Year
Category of Services:	2006	2005
Audit fees (1)	$ 450,000	$ 450,000
Audit-related fees (2)	$ 10,675	$ 16,070
Tax fees (3)	$ 34,400	$ 29,700
Subtotal	$ 495,075	$ 495,770
All other fees (4)	$ -	$ -

(1)
Services include the audit of the Company's annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Services include assurance and related services by the auditor that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees."

(3)
Services include tax compliance, tax advice, and tax planning. Services in this category rendered during 2006 and 2005 include time and materials for the preparation, review and filing of the Company's and the Company’s subsidiaries federal and California state tax returns, quarterly review of estimated tax payments and support related to tax audits by federal or state agencies.

(4)	Services include other services (and products) provided by the auditors, other than the services reported above in this table.

Report of the Audit Committee

The Audit Committee operates under a charter adopted by the Board that is attached as Appendix A to this proxy statement.

The Audit Committee reviewed and discussed the audited financial statements and related judgments with management and the outside auditors.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380).

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Board Standards No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the full Board the inclusion of the financial statements in the Company's annual report on Form 10-K.

The Company's Audit Committee has considered whether KPMG LLP's provisions of the services described above under "Auditor Fees" are compatible with maintaining the independence of KPMG LLP.

Dated: March 1, 2007	AUDIT COMMITTEE Mr. Graves, Chair Ms. Bizzini Mr. Bonnar Mr. Riggs Mr. Tahajian

Executive Officers of the Company

Set forth below is certain information with respect to each of the executive officers of the Company.

NAME	AGE	POSITION AND OFFICES	EXECUTIVE OFFICER SINCE
Richard de la Peňa	56	Executive Vice President and General Counsel*	2006

Thomas T. Hawker	64	President, CEO* and Director	1991

David A. Heaberlin	57	Executive Vice President, Chief Financial Officer and Treasurer*	2006

Katherine Wohlford	50	Executive Vice President and Chief Administrative Officer*	2006

* These individuals also serve in their stated capacities for the Bank.

        Set forth below is certain information with respect to the executive officers of the Bank.

NAME	AGE	POSITION AND OFFICES	EXECUTIVE OFFICER SINCE
Ed J. Rocha	54	President and Chief Operating Officer	1997
John J. Incandela	46	Executive Vice President and Chief Credit Officer	2005

A brief summary of the background and business experience of each of the executive officers of the Company and it’s the Bank is set forth below.

RICHARD DE LA PEÑA joined the Company and Bank as Executive Vice President and General Counsel in June 2006 and is the first General Counsel in the Company’s history. As the Chief Legal Officer for the Company and the Bank, Mr. de la Peña is responsible for all legal matters, the risk management group, and select corporate Board matters. Over a 29-year career, Mr. de la Peña has held the General Counsel and Secretary positions for the following corporations: Union Safe Deposit Bank/USDB Bancorp (1996-2004); Fleetwood Credit Corp (1990-1996); Lockheed Finance Corporation (1985-1990); and senior legal positions at Toyota Motor Sales, U.S.A. (1984 -1985); and Security Pacific National Bank (1978 -1984).

THOMAS T. HAWKER became the Bank's President and CEO in 1991 and President and CEO of the Company in 1995 In 2005 Mr. Hawker transferred the Bank’s President’s role to Mr. Rocha. Mr. Hawker remains as the CEO of the Bank. . Prior to his joining the Bank he served as President and CEO of Concord Commercial Bank from 1986-1991.

DAVID A. HEABERLIN joined the Company and the Bank as Executive Vice President, Chief Financial Officer and Treasurer in June 2006. Mr. Heaberlin most recently served as chief executive officer and chief financial officer for International Properties Group/Launchworks/180 Conenct Inc. from 2000 to 2005. Prior to that Mr. Heaberlin was with Bay View Bank in San Francisco from 1995 to 2000 where he held several positions including chief financial officer, chief operating officer, and president. Mr. Heaberlin also held positions with Financial Corporation of Santa Barbara; Bowery Bank in New York City; Exchange National Bank of Chicago and Numerica Bank/Home Bank in New Hampshire.

JOHN J. INCANDELA became the Bank’s Executive Vice President and Chief Credit Officer in June 2005. He was Senior Vice President/Head of Credit Policy for Banco Popular North America in Chicago, Illinois from 2002 to 2005. He was formerly Regional Senior Credit Officer for Banco Popular North America’s New York Metro Region in New York City from 1997 to 2002.

ED J. ROCHA became the Bank's President in December 2005 as well as the Bank’s Chief Operating Officer. Previously Mr. Rocha served as the Bank’s Executive Vice President and Chief Operating Officer from 2003 to 2004. He was the Bank's Executive Vice President and /Chief Banking Officer from 2000 to 2002; also Senior Vice President/Chief Banking Officer from 1997-1999, and as Vice President and Regional Manager for the Bank from 1995-1997. Prior to joining the Bank he served as Senior Vice President/Branch Administrator for Pacific Valley National Bank from 1989-1995.

KATHERINE WOHLFORD became Company’s and Bank’s Executive Vice President and Chief Administrative Officer in April 2006. Ms. Wohlford served as First Vice President for Washington Mutual in Seattle, Washington from 2004-2005. Ms. Wohlford also held the position of the Regional Vice President with Alta Colleges based in Denver, Colorado from 1999-2004. Ms. Wohlford was Senior Vice President/Director of Product Management for Home Savings of America in California from 1995-1998. Ms. Wohlford held numerous senior management positions with Glendale Federal Bank from 1986-1995,

Beneficial Ownership of Management

The following table shows the number and percentage of shares beneficially owned (including shares subject to options exercisable currently or within 60 days of the record eate, April 2, 2007) by each director nominee, current director and named executive officer of the Company and all directors and executive officers as a group.

	BENEFICIALLY OWNED(1)

NAME OF BENEFICIAL OWNER:	SHARES / OPTIONS*		PERCENTAGE
Dorothy L. Bizzini	89,798	(2)	**
Jerry E. Callister	28,825	(3)	**
David Bonnar	9,687	(4)	**
Richard de la Peña	12,206	(5)	**
John D. Fawcett	49,052	(6)	**
Curtis R. Grant	10,550	(7)	**
G. Michael Graves	33,930	(8)	**
Thomas T. Hawker	226,790	(9)	2.10%
David A. Heaberlin	8,869	(10)	**
John J. Incandela	5,578	(11)	**
Curtis A. Riggs	38,108	(12)	**
Ed J. Rocha	95,090	(13)	**
Gerald L. Tahajian	43,880	(14)	**
Tom A.L. Van Groningen	45,984	(14)	**
Katherine Wohlford	8,893	(15)	**
All directors and executive officers of the Company and Bank as a Group (14 in number)	707,240		6.66%

The address for all persons is Capital Corp of the West, 550 West Main Street, P.O. Box 3829, Merced, California, 95344.

*	Indicates that the percentage of outstanding shares beneficially owned is less than one percent (1%).

**	Stock options included are exercisable currently or within 60 days

1)
Includes shares beneficially owned (including options exercisable within 60 days of the record date, April 2, 2007, directly and indirectly together with associates. Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investing power with respect to such shares unless otherwise noted.

2)
Includes 37,588 shares held as trustee in the Bizzini Family Trust, 34,844 shares held in pension plan, 11,591 in individual name and 5,775 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

3)	Includes 22,300 shares held as trustee in the Callister Family Trust and 6,525 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

4)	Includes 3,162 shares held in Mr. Bonnar’s IRA plan, and 6,525 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

5)	Includes 3,087 shares held in IRA, 369 shares held in the Company 401(k) and 8,750 stock options which are exercisable currently or within 60 days of April 2, 2007.

6)
Includes 13,347 shares held individually, 2,484 shares held with spouse, 14,198 held by spouse, and 19,023 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

7)	Includes 8,300 shares held in Mr. Grant’s Family Trust and 2,250 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

8)	Includes 8,787 shares held in joint tenancy with spouse, 720 are held through individually and 24,423 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

9)
Includes 77,735 shares held in Mr. Hawker’s trust, 6,723 shares held by his spouse's IRA, 34,587 held in Mr. Hawker's IRA, 1,705 shares held with daughter jointly, 13,607 shares held through the Company ESOP, 24,332 shares held through the Company 401(k), and 68,100 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

10)	Includes 119 shares held through the Company 401(k) and 8,750 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

11)
Includes 1,500 shares held individually, 47 shares held through the Company 401(k), 281 shares held in ESOP, and 3,750 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

12)
Includes 3,130 shares held in Mr. Riggs’ IRA, 2,700 shares held in his corporation’s name, 5,274 shares held in a family trust, 4,032 shares held in the name of spouse and 4,798 shares held in the name of children, and 18,174 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

13)
Includes 10,607 shares held in an IRA, 7,755 shares held through the Company ESOP, 7,176 shares in the Company 401(k) and 69,542 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

14)
Includes 10,158 shares held in a family trust, 15,043 shares held in a corporate profit sharing plan and 18,679 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

15)	Includes 39,459 shares held in a family trust and 6,525 shares under stock options which are exercisable currently or within 60 days of April 2, 2007.

16)	Includes 143 shares held in the Company 401(k) and 8,750 shares under stock options which are exercisable currently or within 60 days of April 2, 2007

Principal Shareholders

As of December 31, 2006, except as noted no individuals known to the Company’s Board owned of record or beneficially more than five percent of the outstanding shares of common stock of the Company, except as described below:

STOCK
	Number of Shares	Percentage of Outstanding
Name and Address:	Beneficially Owned	Beneficially Owned
1867 Western Financial Corporation	1,229,911(1)	11.5%
PO BOX 1110
Stockton, CA 95201-1110

Wellington Management Company, LLP	759,051	7.1%
75 State Street
Boston, MA 02109

Banc Funds Company, L.L.C	708,364	6.60%
208 S. La Salle Street
Chicago IL 60604

Cramer Rosenthal McGlynn	645,645	6.01%
520 Madison Ave
New York NY 1002

(1) As of February 20, 2007 as set forth in a Schedule 13D filing with the SEC.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the 2006 annual report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE

Mr. Van Groningen, Chair
Mr. Callister
Mr. Fawcett
Dated: March 1, 2007	Mr. Riggs

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (the “Committee”) establishes and maintains the compensation program for the CEO, Mr. Hawker, and the other named executive officers of the Company.

The objectives of the executive compensation programs of the Committee are to attract, motivate and retain the most talented and dedicated executives possible by offering them:

•	a total compensation program that is competitive with the compensation practices of its peer companies;

•	a substantial portion of their total compensation that is incentive compensation for achieving pre-established corporate objectives and personal objectives; and

•	a significant portion of their total compensation in the form of equity-based compensation so as to align their interests with those of the Company’s shareholders.

To achieve these objectives, the Committee has implemented and maintained compensation plans that provide a total compensation package to its executives consisting of five components: (i) an annual base salary; (ii) annual incentive bonuses paid only upon achievement of pre-established objective financial performance targets for the Company and individual performance targets that are tied to and related to the executive’s individual contributions to the Company; (iii) stock option grants to link the interests of the Company’s named executive officers with those of the Company’s shareholders by providing compensation that allows the executive to share in the long-term performance of the Company through appreciation in the Company’s stock price; (iv) post-employment benefits in the form of (A) severance agreements that pay severance benefits in the event of a change in control of the Company and (B) salary continuation agreements designed as a long-term incentive and executive retention benefit and (v) perquisites customary with those made available to executive officers in similar positions, including a 401(k) match and ESOP participation.

The Committee endeavors to establish and maintain the total compensation of each of its named executive officers near the median of the total compensation paid to similar executives for comparable performance of its peer group. The Committee in 2005 commissioned an independent public accounting firm to conduct a study of executive compensation of the Company’s peers to adjust the 2006 total compensation of its named executive officers (“2005 Compensation Study”). The peer group in the 2005 Compensation Study consisted of ITLA Capital Corp, Mid-State Bancshares, Placer Sierra Bancshares, Trico Bancshares, Center Financial Corp, Vineyard National Bancorp, First Regional Bancorp, Wilshire Bancorp Inc., Farmers and Merchants Bancorp, Western Sierra Bancorp, Central Coast Bancorp, Heritage Commerce Corp and Sierra Bancorp which ranged in total asset size from $1.0 billion in total assets to $2.32 billion in total assets and with the Company being at or near the median of this peer group with regard to asset size, growth in assets, return on equity and net interest margin, efficiency ratio and growth in stock price. The 2005 Compensation Study generated executive compensation medians that was based on 2004 data reported by its peers, and the Committee extrapolated those figures to generate 2006 proforma medians to provide guidance for the Committee to set the total compensation package of the Company’s named executive officers for 2006, including base salaries, incentive compensation, equity-based compensation, post-employment compensation and perquisites.

The Committee commissioned a similar study in 2006 to adjust the 2007 total compensation of its named executive officers (“2006 Compensation Study”). The peer group in the 2006 Compensation Study consisted of ITLA Capital Corp, Mid-State Bancshares, Placer Sierra Bancshares, Trico Bancshares, First Regional Bancorp, Nara Bancorp, Vineyard National Bancorp, Wilshire Bancorp Inc., Center Financial Corp, Farmers and Merchants Bancorp and Northern Empire Bancshares. The peers ranged in total asset size from $1.2 billion in total assets to $3.0 billion in total assets, with the Company being at or near the median of this peer group with regard to asset size, growth in assets, return on equity and net interest margin, efficiency ratio and growth in stock price. The 2006 Compensation Study generated executive compensation medians that were based on 2005 data reported by its peers, and the Committee extrapolated those figures to generate 2007 proforma medians to provide guidance for the Committee to set the total compensation package of the Company’s named executive officers for 2007.

Elements of Compensation
Executive compensation consists of the following elements:

Base Salary. The base salary is the fixed portion of cash compensation paid by the Company to its executive officers. The base salaries of the named executive officers, Messrs. de la Peña, Heaberlin, and Ms. Wolhford who were hired in 2006 were negotiated between the Company and the respective executives within a base salary range that was approved by the Committee. The Committee determined the range of base salary for each respective executive by considering the respective executive’s duties, responsibilities, experience, previous base salary, and the 2005 Compensation Survey. The base salaries of Messrs. Incandela and Rocha for 2006 were determined by the Committee after consideration of the executive’s duties, responsibilities, experience and the 2005 Compensation Study. The Committee adjusted the base salaries of Messrs. de la Peña, Heaberlin, Incandela and Rocha and Ms. Wolhford for 2007 after considering the respective executive’s duties, responsibilities, experience, base salary increase recommended by the CEO and the 2006 Compensation Study.

The base salary of the CEO for 2006 of $375,000 was determined by his employment agreement, which was amended effective January 2005. The Committee adjusted the base salary of the CEO for 2007 to $410,000 after considering the CEO’s executive duties, responsibilities, experience and the 2006 Compensation Study.

The Committee expects to review and adjust the base salaries of its named executive officers annually.

Discretionary Annual Incentive Bonus. The discretionary annual incentive bonus is the variable portion of the cash compensation paid by the Company to its named executive officers. The Company provides discretionary annual incentive bonuses to pay its named executive officers for performance. The annual incentive bonuses are designed to drive achievement of the Company’s annual minimum financial performance standards and the achievement of individual performance goals.

The incentive plan for the Company in 2006 was established by the Committee in March 2006 and utilized a formula to try to set the Company’s aggregate discretionary annual bonus pool at the extrapolated median of it peers based on the 2005 Compensation Study. The Company’s 2006 incentive plan formula provided for a total incentive bonus pool for the CEO and other named executive officers, if minimum financial performance standards were achieved that was equal to:

•	3.6% of the Company’s net income after bonus and after tax (“Adjusted Net Income”) if the Company’s Adjusted Net Income is in excess of $22.66 million;

•	plus 7.2% of the Company’s Adjusted Net Income that is between $22.66 million and $24.93 million; and

•	plus 10.8% of the Company’s Adjusted Net Income that is in excess of $24.93 million.

The Company’s actual Adjusted Net Income in 2006 was $22.68 million.

The minimum financial performance standards for 2006 were as follows:

•	at least 8% annual growth in net income

•	at least 12% annual growth in net loans

•	at least 10% annual growth in deposits

•	at least 4% net interest margin for 2006

•	at least 1% return on average assets for 2006

•	at least 13% return on average equity for 2006

•	no more than 59% efficiency ratio for 2006

•	no more than .4% of average net loans in loan charge offs

The minimum financial performance standards values for 2006 were determined based on the budget of the Company for 2006. The Company achieved all of the minimum financial performance standards except the efficiency ratio was 61%, but the Committee pursuant to the incentive plan had discretion to waive one or more minimum financial performance standards and did waive the missed efficiency ratio performance standard because the Board had approved certain new expenses that had not been budgeted.

The proportion of the total bonus pool was divided among the named executive officers in the following percentages:

•	CEO 30.7%

•	Bank President 20.1%

•	Bank Chief Credit Officer 12.2%

•	Chief Administrative Officer 12.2%

•	Chief Financial Officer 12.2%

•	General Counsel 12.2%

The Chief Financial Officer, the Chief Administrative Officer and the General Counsel worked a partial year in 2006 and their incentive bonuses were prorated.

For the CEO, his share of the bonus pool is subject to reduction if the targets for net income, return on equity, board evaluation and new venture management are not achieved. The following table shows the CEO bonus target levels for each criterion for 2006.

Bonus Target	Net Income (Millions)	Return on Equity (%)	Board Evaluation (Score of 2-5)	New Venture Management (Score of 2-5)
70%	$21.5	15.6	2	2
80%	$22.0	16.4	3	3
90%	$22.5	17.2	4	4
100%	$23.0	18.0	5	5

Based on the results achieved in each of the above criteria, the actual annual bonus for the CEO in 2006 was then determined based on a weighting of the criteria as follows;

Net Income Target	40%
Return on Equity Target	40%
Board Evaluation Target	13%
New Venture Management	7%

The CEO achieved a composite 91% of the CEO’s share of the bonus pool in 2006 and earned a bonus of $260,209. For all of the other named executive officers, their respective share of the total bonus pool in 2006 was earned as to 70% of such share if the Company achieved the minimum financial performance standards and earned as to the other 30% if he or she had achieved all of his or her personal goals related to his or her respective duties and responsibilities to the Company as set by the CEO and approved by the Committee. The 30% was subject to reduction for not meeting all of the targeted personal goals.

The discretionary annual incentive bonuses of the five most highly compensated named executive officers for 2006 are shown in the Summary Compensation Table included in this proxy statement. The discretionary annual bonus is paid in cash in an amount reviewed and approved by the Committee and ordinarily in a single installment payment in the first quarter following the completion of each calendar year. As of the date of this proxy statement the 2007 discretionary bonus formula, minimum financial performance standards, and CEO bonus criteria and target levels have not been determined.

Equity Based Long Term Incentive Program. The Company has a stock option plan to provide its named executive officers with equity compensation consisting of stock options to try to align their interests with the interests of the Company’s shareholders. While the Company does not have any Company stock ownership requirements, which it is currently considering, the Committee considers Company stock ownership when granting stock options to the Company’s named executive officers.

Under the Company’s 2002 Stock Option Plan, the Committee is authorized to grant options to the Company’s executive officers to purchase shares of common stock at the price per share of the Company’s common stock as of the grant date of such option. Generally, stock option grants to the Company’s named executive officers are made at the commencement of employment and annually in January of each year, at the discretion of the Committee.

The named executive officers hired in 2006, Esq. de la Peña, Mr. Heaberlin, and Ms. Wolhford were granted stock options to acquire 15,000 shares with vesting as to 25% upon grant and 25% on each following anniversary of the grant date. Mr. Incandela hired in 2005 was granted stock options to acquire 18,000 shares (adjusted for the 9-5 stock split in 2005) with vesting as to 25% upon grant and 25% on each following anniversary of the grant date. The CEO pursuant to his employment agreement is granted stock options to acquire 10,000 shares of Company stock per year with vesting as to 25% upon grant and 25% on each following anniversary of the grant date. All outstanding options of the named executive officers held as of November 29, 2005 became 100% vested pursuant to Board action. The option terms and amounts for all of these named executive officers were negotiated by the respective executive officer and the Company and approved by the Committee as appropriate for their duties and responsibilities of such executive officer, and the Committee believes these options terms and amounts are similar to the terms and amounts offered executives of peer banking institutions based on the 2005 and 2006 Compensation Study. The Committee further believes that the respective total executive compensation (inclusive of stock options) of each named executive officer is near the median of the total executive compensation for corresponding executive officers of his or her peers for comparable performance.

The Committee will consider discretionary future grants to the Company’s named executive officers on an annual basis based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive’s existing long-term incentives and Company stock retention considerations.

Post-Employment Executive Compensation

Salary Continuation Plans. The Committee provides each of the Company‘s named executive officers with significant post-employment benefits in the form of salary continuation benefits as an important part of their total executive compensation to reward them for their service and loyalty to the Company. The purpose of the salary continuation agreements is to provide special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. These agreements provide the executive with salary continuation benefits of $150,000 to the CEO and $85,000 to the other named executive officers per year for 15 years after their retirement from the Company at their normal retirement age. For the CEO, normal retirement age is 65. For the other named executive officers, normal retirement age is 65. The salary continuation benefits vest at the rate of 10% per year of service with the Company. The named executive officers may also retire 5 years earlier than their normal retirement age with reduced salary continuation benefits.

In the event of death of the named executive officer prior to retirement and while in the active service of the Company, the executive’s beneficiary is paid the amount benefits as if the executive survived to retirement age with payments beginning the month after the executive’s death. In the event of disability wherein the executive does not continue employment with the Company, the executive is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company's group disability insurance, whichever is earlier. If the executive terminates employment with the Company for a reason other than death or disability prior to the retirement age of age 65, such person will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company.

In the event of a change of control of the Company, the executive becomes fully vested in his or her salary continuation payments, but his or her payments are not accelerated prior to normal retirement date. In addition, the executive is entitled to receive a tax gross up payment in an amount equal to 60% of the salary continuation benefit that would constitute an excess parachute payment under Section 280G of the Internal Revenue Code for the purpose of trying to make the executive whole for any Federal excise tax on the excess parachute payments due to the change in control.

The determination of the $85,000 annual benefit amount was part of the offer of employment for Messrs. de la Peña, Heaberlin, Incandela and Ms. Wolhford which the Committee deemed appropriate for their duties and responsibilities and similar to salary continuation benefits offered by peer banking institutions. The $150,000 annual benefit for the CEO and $85,000 annual benefit for Mr. Rocha was determined by the Committee based on their respective duties and responsibilities and similar to salary continuation benefits offered by peer banking institutions. The Committee believes these salary continuation benefits to the named executive officers are similar to the severance benefits offered by its peers and are necessary for the retention of the named executive officers and for the recruitment of new executive officers.

Change-in-Control Agreements. The Company has entered into change in control agreements with each of the named executive officers, except for the CEO who has a change of control provision in his employment agreement. The change in control agreements provide for the automatic termination of the executive’s employment, if within 12 months of a change in control the executive is either involuntarily terminated without cause or terminates employment for good reason. Good reason includes, the decrease of the executive’s base salary, the decrease of the executive’s bonus compensation unless the decrease is company-wide, the material change or reduction in the executive’s duties or responsibilities, or the relocation of the executive to a location more than 50 miles from the current location of the executive or relocating the place of the executive offices. In the event of such termination, the change in control agreement provides the executive with severance benefits consisting of a lump sum cash payment of the sum of (i) 12 months of the executive’s annual compensation consisting of base salary on the date of the change in control and (ii) the average bonus earned by the executive in the three years preceding the year in which the change in control occurs.

In addition, the change in control agreements provide the executive upon a change of control with full vesting of any qualified and nonqualified plans in which the executive participates, continued health insurance benefits at the Company’s cost for 12 months following the change in control, and the cash equivalent of continued disability and life insurance benefits for 12 months following the change in control. In addition, the executive is entitled to receive a tax gross up payment in an amount equal to 60% of the severance benefit that would constitute an excess parachute payment under Section 280G of the Internal Revenue Code for the purpose of trying to make the executive whole for any Federal excise tax on the excess parachute payments due to the change in control. These agreements are intended to retain executives and provide continuity of management in the event of an actual or threatened change in control of the Company.

The change in control provision in the CEO’s employment agreement is similar to the provisions of the change of control agreements for the other named executive officers and provides for termination of his employment if within 12 months of a change in control, the CEO is involuntarily terminated without cause or the CEO voluntarily terminates employment for good reason. Good reason for the CEO is the same as for the other named executive officers, except good reason also includes, the failure to nominate him as a director of the Company if he were a director of the Company at the time of the change in control, and the failure of the successor to assume his employment agreement.

In addition, upon a change of control and either the involuntary termination of the CEO without cause or voluntary termination by the CEO for good reason, the CEO shall have severance benefits equal to severance benefits described above for the other named executive officers, except that the severance benefits shall be based on 18 months instead of 12 months and that the severance payments shall be made 6 months after his separation of service with the Company. The Committee believes these severance benefits to the named executive officers are similar to the severance benefits offered by its peers and are necessary for the retention of the named executive officers and for the recruitment of new executive officers.

Perquisites

General. The named executive officers receive certain perquisites provided by or paid for by the Company. These perquisites include car allowances, moving expenses for newly hired executive officers, certain tax payments, certain gifts, payment of travel and lodging expenses of spouses of the executives on certain business related trips. The perquisites for the named officers is detailed in the footnote to the Summary Compensation Table included in this proxy statement. The Company provides these perquisites to their named executive officers because these perquisites are offered by many of its peers, and therefore the Committee believes that providing these perquisites to the named executive officers is necessary for their retention and for the recruitment of new executive officers.

Employment Agreements

Except for the CEO, Mr. Hawker, the Company does not have formal employment agreements with any of its named executive officers. Mr. Hawker’s employment agreement was last amended in December 2006, to increase his 2007 base salary to $410,000, to provide a contingent early retirement date, provide for contingent extension of its term, and make technical amendments for sections 409A and 280G of the Internal Revenue Code. The agreement provides that Mr. Hawker will serve as the Company’s President and CEO for a term ending January 2, 2009, unless (i) Mr. Hawker decides to retire early and provides notice to the Board of his early retirement that can be no sooner than March 2, 2008, (ii) the Board provides Mr. Hawker with 30 days notice of its intent to shorten the term; with payments of full benefits through January 2, 2009, (iii) Mr. Hawker notifies the Board that he will retire at the end of the term at January 2, 2009 and the Board at that time can not find a successor and notifies Mr. Hawker by November 30, 2008 of the extended term that is no later than of June 30, 2009 that Mr. Hawker shall serve, or (iv) Mr. Hawker and the Board agree to renew the employment agreement for a new term.

The agreement provides that Mr. Hawker shall be a member of the Board as long as he is elected to the Board by the shareholders of the Company and CEO. In addition, his compensation shall include a base salary of $410,000 as may be adjusted by the Committee at its discretion during the term, discretionary incentive compensation as determined by the Committee. In the event, Mr. Hawker serves during the extended term of the agreement in 2009 beyond March 31, 2009, he shall receive incentive compensation for 2009 equal to 50% of his incentive compensation for 2008 and a grant of stock options in 2009. The agreement also provides for the annual grant of stock options to acquire 10,000 shares of Company stock per year that vest 25% on grant and 25% each succeeding anniversary of the grant date for options granted in 2006 and 33 1/3% upon grant and 33 1/3% each succeeding year for options granted in 2007 or thereafter. A Company automobile is provided to Mr. Hawker for his business and personal use with operating expenses to be paid by the Company. In the event the operating annual expenses including depreciation at 20% per year exceed $14,400, such difference will be subtracted from Mr. Hawker’s compensation, and if the operating annual expenses are less then Mr. Hawker will have a carry forward credit for following years. Mr. Hawker is also given the right to purchase the automobile at the lesser of its depreciated cost or the Kelley Blue Book wholesale value.

Under his employment agreement, Mr. Hawker is provided with vacation benefits of 20 business days per year. He and his spouse under the agreement are also provided with medical, dental, disability and life insurance benefits that are offered to all of the Company’s other executive officers. His agreement also provides for severance benefits upon a change of control previously discussed herein. In the event of his termination by the Company without cause, the employment agreement provides Mr. Hawker with severance benefits of one year of base salary at the time of termination and heath insurance benefits for 12 months following termination. The Committee believes the terms of executive compensation provided to Mr. Hawker in his employment agreement are near the median of the executive compensation benefits offered by its peers as based on the 2006 Compensation Survey and are necessary for the retention of Mr. Hawker.

The Role of Executive Officers in Determining Executive Compensation

The Committee is responsible for obtaining information from management and the Board with respect to the performance of the CEO and other named executive officers in connection with these goals at the end of each fiscal year. The CEO reviews the performance of the other named executive officers and provides recommendations to the Committee as to the adjustments to the other named executive officers’ executive compensation. The Committee provides advice and consent to the CEO in his review and adjustment of other named executive officers’ compensation, including the establishment of personal performance goals. The final review and approval of the named executive officers’ compensation resides with the Committee.

Tax Considerations

It is the Committee’s intent that all compensation be deductible by the Company, except for severance benefits and salary continuation benefits to its five most highly compensated executive officers, including named executive officers in the event of a change in control of the Company, in which case the amounts that are considered excess parachute payments under Section 280G of the Internal Revenue Code will not be deductible by the Company. In addition, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the tax deduction for certain executive compensation payments, though at this time no named executive officer had executive compensation that exceeded $1million in 2006. While performance-based compensation meeting specified requirements is exempt from this deduction limit, the Company’s incentive plan as structured for 2007 does not meet those specified requirements. At this time, and assuming there is no change in control of the Company and assuming no Company executive has over $1 million in qualifying executive compensation for 2007, essentially all compensation paid to the named executive officers is deductible under the provisions of the Internal Revenue Code.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David A. Curtis, Controller and Acting CFO (1)	2006	118,635	-	-	-	-	-	10,541	129,176
Thomas T. Hawker, President and CEO(2)	2006	375,056	-	-	26,512	260,209	172,355	29,505	863,637
David A. Heaberlin EVP and CFO (3)	2006	109,297	-	-	72,428	62,923	21,717	60,472	326,837
John J. Incandela EVP and Chief Credit Officer of Bank (4)	2006	199,381	-	-	13,256	98,079	12,254	20,687	343,657
Roger D. McKinney CFO (5)	2006	87,695	-	-	-	-	44,462	27,043	159,200
Ed J. Rocha President and Chief Operating Officer of Bank (6)	2006	275,009	-	-	13,256	161,130	29,351	35,468	514,214
Katherine Wohlford, EVP and CAO (7)	2006	125,980	-	-	80,603	74,203	15,233	47,143	343,162

1.
Mr. Curtis served as the Company’s Acting CFO for the month of June 2006 and terminated employment with the Company on November 24, 2006. Mr. Curtis’ all other compensation included Company contributions under the Company’s retirement plans ($9,129) and payment of taxes ($1,412).

2.
The all other compensation amount for Mr. Hawker includes Company contributions under the Company’s retirement plans ($12,550), payment of taxes ($5,611), incentive cruise ($3,715), personal use of the Company car ($2,600), membership dues, the cost of travel, meals and lodging for Company retreats for his spouse, and Company gifts.

3.
Mr. Heaberlin was employed by the Company in June, 2006, and the all other compensation for him includes a moving allowance ($45,000), Company contributions under the Company’s retirement plans ($10,110), car allowance ($4,500), the cost of travel, meals and lodging for Company retreats for spouse, and payment of taxes.

4.	Mr. Incandela’s all other compensation included Company contributions under the Company’s retirement plans ($10,300), car allowance ($9,000), Company retreats for spouse, and payment of taxes.

5.
Mr. McKinney served as the Company’s CFO until May 12, 2006 and terminated employment with the Company on May 31, 2006. Mr. McKinney’s all other compensation included Company contributions under the Company’s retirement plans ($11,768), gifts ($6,200), payment of taxes ($4,610), car allowance ($3,750), and membership dues.

6.
Mr. Rocha’s all other compensation included Company contributions under the Company’s retirement plans ($12,550), car allowance ($12,000), payment of taxes ($4,367), incentive cruise ($3,715), membership dues, the cost of travel, meals and lodging for Company retreats for his spouse, and Company gifts.

7.
Ms. Wohlford was employed by the Company in March 2006 and all other compensation included a moving allowance ($30,000), Company contributions under the Company’s retirement plans ($9,006), car allowance ($6,750), the cost of travel, meals and lodging for Company retreats for her spouse, and payment of taxes.

GRANTS OF PLAN-BASED AWARDS FOR 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)
(a)	(b)	(c)	(d)	(j)	(k)	(l)
David A. Curtis		0	N/A	N/A	N/A	N/A
Thomas T. Hawker		0	N/A	N/A	N/A	N/A
David A. Heaberlin	6/19/06	0	N/A	15,000	$32.61	$178,021
John J. Incandela		0	N/A	N/A	N/A	N/A
Roger D. McKinney		0	N/A	N/A	N/A	N/A
Ed J. Rocha		0	N/A	N/A	N/A	N/A
Katherine Wohlford	3/29/06	0	N/A	15,000	$34.88	$179,118

The Company does not have any Equity Incentive Plan Awards or Stock Awards.
(1) The Company has a discretionary annual incentive bonus plan where the bonus earned in 2006 is paid in 2007.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
David A. Curtis	-	-	-	-	-
Thomas T. Hawker	14,583 13,890 13,230 5,942 356 12,599 1,792 3,208	- - - - - - 5,000 -	- - - - - - - -	6.06 8.72 12.44 21.06 21.06 26.06 32.84 32.84	1/23/11 1/22/12 1/28/13 1/13/14 1/13/14 1/03/15 12/13/15 12/13/15
David A. Heaberlin	3,067 683	9,201 2,049	-	32.61 32.61	6/19/16 6/19/16
John J. Incandela	1,250 1,250	2,500	-	32.84 32.84	12/13/15 12/13/15
Roger D. McKinney	-	-	-	-	-
Ed J. Rocha	5,754 5,290 7,290 6,944 6,615 6,300 5,934 365 6,300 15,000 2,500	- - - - - - - - - - 2,500	- - - - - - - - - - -	3.81 5.82 6.06 8.72 12.18 18.62 21.06 21.06 26.06 34.42 32.84	7/11/08 3/23/09 1/23/11 1/22/12 1/02/13 8/01/13 1/13/14 1/13/14 1/03/15 11/29/15 12/13/15
Katherine Wohlford	2,866 884	8,598 2,652	- -	34.88 34.88	3/29/16 3/29/16

The Company does not have any Stock Awards or Equity Incentive Plan Awards.

OPTIONS EXERCISES AND STOCK VESTED FOR 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
David A. Curtis	7,600	59,628
Thomas T. Hawker	-	-
David A. Heaberlin	-	-
John J. Incandela	15,000	122,775
Roger D. McKinney	20,950	272,485
Ed J. Rocha	2,000	58,740
Katherine Wohlford	-	-

The Company does not have any Stock Awards.

PENSION BENEFITS FOR 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
David A. Curtis	N/A	N/A	N/A	N/A
Thomas T. Hawker	Salary Continuation Agreement	15	1,219,250	-
David A. Heaberlin	Salary Continuation Agreement	-	21,717	-
John J. Incandela	Salary Continuation Agreement	1	21,494	-
Roger D. McKinney	Salary Continuation Agreement	7	430,844	-
Ed J. Rocha	Salary Continuation Agreement	11	323,702	-
Katherine Wohlford	Salary Continuation Agreement	-	15,233	-

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Except for Mr. Hawker, no named executive officer has an employment contract. Mr. Hawker’s employment contract is discussed in the section entitled “Compensation Discussion and Analysis” included in this proxy statement. All named executive officers have salary continuation agreements and severance agreements as also discussed in the section entitled “Compensation Discussion and Analysis” included in this proxy statement.

The table below shows the maximum incremental amounts that could be paid to the named executive officers (other than Messrs. McKinney and Curtis who terminated employment with the Company in 2006 and no longer have change in control or termination without cause benefits, and who received no severance payments under their respective agreements) upon a change in control or for termination without cause. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes the triggering event was on December 31, 2006.

CHANGE IN CONTROL							TERMINATION WITHOUT CAUSE
	Salary	Bonus	Health Insurance (1)	Vesting of Options (2)	Salary Continuation (3)	Total	Salary	Bonus	Health Insurance	Total
Thomas T. Hawker	$590,043	$200,000	$16,536	$21,449	$66,944	$894,972	$410,000	$-	$11,024	$16,536
David A. Heaberlin	$166,089	$ -	$11,024	$46,708	$301,467	$525,288	$-	$-	$-	$11,024
Ed J. Rocha	$295,967	$117,513	$11,024	$10,724	$58,095	$493,323	$-	$-	$-	$11,024
John J. Incandela	$214,839	$ 69,365	$11,024	$10,724	$184,385	$490,337	$-	$-	$-	$11,024
Katherine Wohlford	$168,148	$ -	$11,024	$34,972	$235,922	$450,066	$-	$-	$-	$11,024

(1) Based on current premiums.

(2) Represents the difference between the market price of the Company’s stock at December 31, 2006 and the weighted average exercise price of the options that would vest on a change in control multiplied by the number of options that would become fully vested on a change in control. Includes only in-the-money options.

(3) Represents the present value of the fully vested salary continuation benefit, using interest rate assumptions consistent with those used in the Company’s financial statements, less the present value of the accumulated benefit that was recorded on the Company’s financial statements as of December 31, 2006.

Directors’ Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of the Company’s non-management director compensation are a cash retainer, meeting fees, committee chair fees and equity-based grants. It is the Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the members of the Board and the Company’s shareholders. The Board requires its members own a minimum of $100,000 of Company common stock. This purchase may take place over three years from date of appointment or election as a new director,

The following is the directors’ fee structure from January 1, 2006 through February 28, 2007. Non-employee directors receive a $1,750 monthly retainer fee, a $825 fee per Board meeting, a $500 fee per special Board meeting for attendance and a $50 - $350 (depending on distance) monthly car allowance. The chairman of the Board receives a $1,200 monthly fee. The Audit Committee chair receives a $1,200 monthly fee. The Compensation Committee chair receives $700.00 per meeting for chair fee. All other committee chairs receive a $300 fee per meeting for attendance. All committee members, including the chairman, receive a $400 fee per meeting for attendance. Employee directors do not receive fees for serving as directors.

Three directors currently participate in the deferred compensation plan for 2007, each entering into a Director Elective Income Deferral Agreement and electing to defer a portion of his or her director compensation for payment at a future date. Deferred amounts were credited with interest at 120% of the Applicable Federal Long Term Rate. The three participating directors are Ms. Bizzini, and Messrs. Callister and Fawcett.

Benefits under the Director Elective Income Deferral Agreements are based on each director’s account balance at the end of the month immediately before payments begin. Payments begin on the date selected by each director, or if sooner when the director’s service terminates. Benefits will be paid in the form elected by each director, whether in a lump sum or installments over a period of 3, 5, or 10 years. If a director’s service terminates within 12 months after a change in control, the director’s entire account balance will be paid in a single lump sum within 30 days.

DIRECTOR SUMMARY COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Dorothy L. Bizzini	41,800	-	-	-	8,387	1,832	52,019
David X. Bonnar	43,600	-	-	-	1,082	2,633	47,315
Jerry E. Callister	61,800	-	-	-	11,165	1,832	74,797
John D. Fawcett	49,050	-	-	-	10,046	2,563	61,659
Curtis R. Grant	43,400	-	-	-	-	1,832	45,232
G. Michael Graves	55,000	-	-	-	-	1,632	56,632
Curtis A. Riggs	42,175	-	-	-	-	1,632	43,807
Gerald L. Tahajian	41,400	-	-	-	-	1,832	43,232
Tom A.L. Van Groningen	49,775	-	-	-	-	2,633	52,408

Indebtedness of Management

Certain directors and executive officers of the Company, as well as their immediate families, associates and companies in which they have a financial interest, are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business, and the Bank expects to have such ordinary banking transactions with these persons or entities in the future. In the opinion of the Bank's management, the Bank made all loans and commitments to lend included in such transactions in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons and entities of similar creditworthiness, and these loans do not involve more than a normal risk of collectibility or present other unfavorable features.

Transactions with Management

There are no other existing or proposed material transactions between the Company and any of its directors, executive officers, nominees for election as a director, or the immediate families or associates of any of the foregoing persons. In accordance with its policies, the Company obtains competitive bids for products and services from independent parties before selecting a vendor of such products and services.

Code of Ethics

The Company has adopted a code of conduct governing the conduct of all its employees and directors. The Company has posted the code of conduct on its website and it may be accessed at the following address: http://www.ccow.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 ("Exchange Act") requires each person (i) who owns more than 10% of any class of equity security which is registered under the Exchange Act or (ii) who is a director or one of certain officers of the issuer of such security to file with the Securities and Exchange Commission certain reports regarding the beneficial ownership of such persons of all equity securities of the issuer. The Company has established a procedure to aid persons who are officers and directors of the Company in timely filing of reports required by the Exchange Act. The Board is required to disclose unreported filings from prior years of which the Board has knowledge. All Section 16(a) reports were filed on a timely basis.

Independent Public Accountants

The firm of KPMG LLP served as certified independent public accountants for the Company with respect to the year 2006, and the Audit Committee has selected KPMG LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 2007. A representative of KPMG LLP is expected to attend the annual meeting. The representative will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate shareholder inquiries.

Shareholder Proposals

The deadline for submitting shareholder proposals for inclusion in Company’s proxy statement and form of proxy for the 2008 annual meeting is December 22, 2007. The proposal must be received at the Company’s principal executive offices, 550 W. Main Street, Second Floor, Merced, California 95340 by the date to be eligible for inclusion. Proposals must meet the requirements of applicable law, including Rule 14a-8 of the SEC's proxy rules.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 annual meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 29, 2008, and advise shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 29, 2008.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Other Matters

The Board of the Company knows of no other matters which will be brought before the annual meeting, but if such matters are properly presented, proxies solicited hereby relating to the annual meeting will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the annual meeting.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
(As approved by the Company Board on January 30, 2007)

Introduction

The Board of Directors of Capital Corp of the West (the “Company”) recognizes that management is responsible for preparing the Company's financial statements and providing an appropriate system of internal accounting controls, and that independent auditors are responsible for auditing the financial statements and reviewing the Company’s internal accounting controls. In fulfilling these responsibilities, the independent auditors are ultimately accountable to the Audit Committee and management is ultimately accountable to the Audit Committee and the Board of Directors.

Nothing in this Charter should be construed to imply that the Audit Committee is required to provide or does provide any assurance or certification as to the Company’s financial statements or as to its compliance with laws, rules or regulations. In order to fulfill its oversight responsibility, the Audit Committee must be capable of conducting free and open discussions with management, independent auditors, employees and others regarding the quality of the financial statements and the system of internal controls.

Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal accounting controls

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department

•	Provide an avenue of communication among the independent auditors, management and the internal auditing department

•	Review areas of potential significant financial risk to the Company.

The Audit Committee has the specific responsibilities and authority necessary to comply with Rule 10A-3(b)(2), (3), (4) and (5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which rule is summarized below:

(i)
Responsibilities Relating to Registered Public Accounting Firms. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee;

(ii)	Complaints. The Audit Committee must establish procedures for:

(a)	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(iii)	Authority to Engage Advisers. The Audit Committee has the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

(iv)	Funding. The Audit Committee has the authority to expend appropriate corporate funds, as determined by the Audit Committee, for payment of:

(a)	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(b)	compensation to any advisers employed by the Audit Committee under this Charter; and

(c)	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties,

all as described in more detail in the provisions of this Charter.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Chair of the Audit Committee is authorized and empowered to expend corporate funds to retain and secure independent auditors for the Company and such consultants, advisors, attorneys, investigatory services or other expert advice and assistance as the Audit Committee deems appropriate to carry out its duties under these resolutions and the Amended Charter, and in connection therewith the Chair of the Audit Committee is authorized and empowered to sign, execute and deliver any and all such checks, drafts, vouchers, receipts, notes, documents, contracts and any other instruments whatsoever as the Committee shall deem appropriate, in the name and on behalf of the Company.

Each of the officers of the Company, acting in consultation with and under the direction of the Chair of the Audit Committee, is authorized, empowered and directed to execute any and all documents and to take any and all actions as are necessary or appropriate to assist the Audit Committee in the execution of its duties and responsibilities under this Charter.

Prior to the beginning of each fiscal year, the Chair shall draft a proposed schedule of the Committee’s activities for the coming year, and the times at which such activities shall occur, including preliminary agendas for each proposed annual meeting of the Committee, which shall be submitted to the Committee for its review and approval, with such changes as the Committee shall determine to be appropriate.

Audit Committee Composition and Meetings

The Audit Committee shall be comprised of not less than three (3) nor more than six (6) directors as determined by the Board, all of whom shall be “independent directors.” For purposes of determining independence, the following criteria shall be applied:

“Family Member” means any person who is a relative by blood, marriage or adoption or who has the same residence.

“Parent or subsidiary” is intended to cover entities that are consolidated with the Company’s financial statements.

“Independent director" means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

(b)
a director who accepts or who has a Family Member who accepts any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than:

(i)	compensation for Board service;

(ii)	payments arising solely from investments in the Company’s securities;

(iii)
compensation paid to a Family Member who is an employee of the Company or a parent or subsidiary of the Company (but not if such person is an executive officer of the Company or any parent or subsidiary of the Company);

(iv)	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(v)
loans from the Company or any of its affiliates which is a bank, savings and loan association, or broker-dealer extending credit under Federal Reserve Regulation T provided that the loans (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, (3) did not involve more than a normal degree of risk or other unfavorable factors, and (4) were not otherwise subject to the specific disclosure requirements of SEC Regulation S-K, Item 404;

(vi)
payments from the Company or any of its affiliates which is a bank, savings and loan association, or broker-dealer extending credit under Federal Reserve Regulation T in connection with the deposit of funds acting in an agency capacity, provided such payments were (1) made in the ordinary course of business; (2) made on substantially the same terms as those prevailing at the time for comparable transactions with the general public; and (3) not otherwise subject to the disclosure requirements of SEC Regulation S-K, Item 404; or

(vii)	loans permitted under Section 13(k) of the Exchange Act;

(c)
a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer;

(d)
a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services (other than those arising solely from investments in the Company's securities or under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the past three fiscal years;

(e)
a director of the Company who is, or has a Family Member who is, employed as an executive officer of another entity where any of the executive officers of the Company serve on the compensation committee of such other entity, or if such relationship existed at any time during the past three years;

(f)	a director who is or was a partner or employee of the Company’s outside auditor, and worked on the Company’s audit, at any time during the past three years; or

(g)
a director who owns or controls more than 10% of any class of the Company’s voting securities (or such lower measurement as may be established by the SEC in rulemaking under Section 10A(m) of the Exchange Act;

(h)	a director who is an affiliated person of the Company or any of its subsidiaries;

(i)
a director who directly or indirectly accepts any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, except for fees and other compensation provided to directors for service on the Board or on committees of the Board and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and

(j)	a director who has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. At least one member of the Committee shall have expertise in the regulatory requirements of the Company’s industry.

Audit Committee members shall be appointed by the Board on recommendation of the Executive Committee. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive sessions at least annually with each of the Chief Executive Officer, the Chief Financial Officer, the Controller or Chief Accounting Officer (the meetings with each of the foregoing officers preferably to occur following the presentation of the annual audit report or at the time the audit engagement letter is presented for approval); the independent auditors; and, in executive session as a Committee without the presence of non-members to discuss any matters that the Committee believes should be discussed.

Audit Committee Responsibilities and Duties

Review Procedures

A.
Review and reassess the adequacy of this Charter, and any provisions of the Company’s by-laws which refer to the Audit Committee, at least annually and propose to the Board of Directors necessary or appropriate revisions. Publish the Charter in the Company’s proxy statement at least every three years or otherwise in accordance with regulations of the SEC or of any market on which or through which the Company’s securities may be traded.

B.
Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. If the Committee finds the annual financial statements acceptable, to recommend to the Board of Directors that they be included in the Company's annual report on Form 10-K.

C.	Discuss with management any disclosure regarding the Company’s critical accounting policies proposed to be included in the Company’s filings with the SEC.

D.
In consultation with management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

E.
Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution, including the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies, and including the Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s reports under the Exchange Act. The Chair of the Committee, or his or her designee, may represent the entire Audit Committee for purposes of this review. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see Independent Auditors’ section, item E).

F.
Review prior to publication or filing and approve such other Company financial information, including appropriate regulatory filings and releases that include financial information, as the Committee deems desirable. The Chair of the Committee, or his or her designee, may represent the entire Audit Committee for purposes of this review.

G.
Review the adequacy of the Company’s system of internal accounting and financial control, including its “disclosure controls and procedures” and “internal control over financial reporting,” as defined in SEC Rules 13a-15(e) and 13a-15(f) under the Securities Exchange Act of 1934, and the Chief Executive Officer’s and Chief Financial Officer’s proposed disclosures and certifications with respect to these matters which are required to be included in the Company’s Annual and Quarterly Reports to the SEC on Form 10-K and Form 10-Q. Review and evaluate management’s written evaluation of the Company’s system of internal controls under the COSO framework. Review management’s proposed annual report on internal control over financial reporting and the attestation report of the Company’s auditors which are required to be included in the Company’s 10-K pursuant to rules of the SEC.

Independent Auditors

A.
Appoint independent auditors, subject, if appropriate, to shareholder ratification, and review and evaluate their performance throughout the year. The evaluation should include the review and evaluation of the lead partner of the independent auditor and discussing with management any issues regarding the selection or termination of the auditors, and any significant disagreements between management and the auditors.

The Committee will choose an auditor that participates in a peer review consistent with American Institute of Certified public Accountants (“AICPA”) standards and that is qualified and registered under the Public Company Accounting Oversight Board (“PCAOB”).

B.	Approve any discharge of auditors when circumstances warrant.

C.	Approve the fees and other compensation to be paid to the independent auditors.

D.
On an annual basis, the Committee shall review and actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors.

E.
The Committee shall review and pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services to be provided to the Company (including any management consulting engagements or any other non-audit services proposed to be undertaken by such auditors on behalf of the Company by the independent auditors), unless:

(i)
the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided;

(ii)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)
such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by 1 or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

In no event may an auditor provide any of the following non-audit services, even with consent of the Committee:

(i)	bookkeeping or other services related to the accounting records or financial statements of the Company;

(ii)	financial information systems design and implementation;

(iii)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(iv)	actuarial services;

(v)	internal audit outsourcing services;

(vi)	management functions or human resources;

(vii)	broker or dealer, investment adviser, or investment banking services;

(viii)	legal services and expert services unrelated to the audit;

(ix)	expert services unrelated to the audit; and

(x)	any other service that the Audit Committee determines, by resolution, is impermissible.

If the Committee approves any non-audit service to be performed by the independent auditor, it shall be disclosed in a report on Form 10-K, 10-Q or 8-K, and its proxy statement, as appropriate and as required by law and the rules of the SEC. These pre-approval policies shall be disclosed in the Company’s 10-K and proxy statement to the extent required by the law and the rules of the SEC.

F.
Ensure that it receives from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see Independent Auditors’ section, item E).

G.
Review the independent auditors’ audit plan, including scope, staffing, locations, budget, changes to plan, reliance upon management and internal audit and general audit approach and qualifications of auditors.

H.	Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors.

I.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applies in its financial reporting.

J.	Annually require the auditors to confirm in writing their understanding of the fact that they are ultimately accountable to the Audit Committee.

K.	Require the Company’s auditors to timely report to the Committee:

(i)	all critical accounting policies and practices to be used;

(ii)
all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and

(iii)	other material written communications between the registered public accounting firm and the management of the issuer, such as any management letter or schedule of unadjusted differences.

L.	Require the auditors to rotate every five years the lead or coordinating audit partner in charge of the Company’s audit and the audit partner responsible for reviewing the audit.

M.	Set clear policies defining the circumstances under which the Company is permitted to hire former employees of the independent auditors.

N.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements.

Internal Auditors

The Audit Committee will have direct supervision over, and shall receive all reports from, the Company’s Internal Audit Department and other outside consultants engaged in internal audit or regulatory examinations and will report significant findings and events to the Board of Directors.

The Audit Committee will also:

A.
On an annual basis, review and evaluate the Internal Audit Department, including firms to which any functions are outsourced, and analyze the extent of internal audit coverage needed by the Company in light of current and future needs of the Company, new laws and regulations or other anticipated responsibilities.

B.
Review management follow-up on Internal Audit, external audit, outsourced internal audit, and regulatory examination findings and management’s responses to such findings to assure timely and appropriate corrective actions.

Other Audit Committee Responsibilities

A.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

B.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

C.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the Committee’s activities.

Complaints

A.
The audit committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and the confidential, anonymous submission by team members and their concerns regarding questionable accounting or auditing matters.

•
At least annually, management shall ensure that each employee of the Company is advised in writing (including by any form of electronic transmission which provides the employee the ability to reproduce a written copy of such transmission) that he or she may submit, on a confidential and anonymous basis, complaints regarding accounting, internal accounting controls, or auditing matters and concerns regarding questionable accounting or auditing matters.

B.
The Audit Committee and the Internal Auditor are notified of any complaints that are submitted. The internal auditor is responsible for providing a controlled and secure means of presenting the information to the individuals responsible for its review, investigation and disposition in a timely manner. A tracking report is submitted to the Audit Committee and management regarding the action taken and the appropriate resolution of the complaint.

C.	Management shall retain the original of all such complaints until further notice by the Committee.

Self-Assessment

The Committee shall conduct an annual self-evaluation of its performance.

General

A.
Annually review policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites. Annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest. The term “related party transaction” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

B.
The Board of Directors reserves all authority permitted under the rules of the Commission and any exchange or market on or through which the Company’s securities may be traded or listed for trading in connection with any matter referred to in this Charter, including but not limited to the determination of independence of Audit Committee members.

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